Exhibit 99.1

The Masterbatches Business of
Clariant Ltd

Combined Financial Statements
As of and for the years ended December 31, 2019 and December 31, 2018

The Masterbatches Business of Clariant Ltd
Audited Annual Combined Financial Statements

Independent Auditors’ Report	2
Combined Balance Sheets as of December 31, 2019 and 2018 Combined Statements of Income for the Years Ended December 31, 2019 and 2018	4
5
Combined Statements of Comprehensive Income for the Years Ended December 31, 2019 and 2018	6
Combined Statements of Changes in Equity for the Years Ended December 31, 2019 and 2018	7
Combined Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	8
Notes to the Combined Financial Statements	9

The accompanying notes are an integral part of these combined financial statements.

Report of Independent Auditors
To the Board of Directors and Management of Clariant Ltd
We have audited the accompanying combined financial statements of the Masterbatches Business of Clariant Ltd (the “Company”), which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of income, comprehensive income, changes in equity and cash flows for the years then ended.
Management's Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland
Phone: +41 58 792 51 00, Telefax: +41 58 792 51 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.

Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Masterbatches Business of Clariant Ltd as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers AG
Basel, Switzerland
March 19, 2020

The Masterbatches Business of Clariant Ltd
COMBINED BALANCE SHEETS
As of December 31, 2019 and December 31, 2018

(in CHF, thousands)	December 31 2019	December 31 2018
ASSETS
Current assets:
Cash and cash equivalents	55,516	123,328
Accounts receivable, net	165,265	176,604
Inventories	83,947	102,711
Loans to related parties	82,943	80,600
Other current assets	25,375	32,339
Total current assets	413,046	515,582
Non-current assets:
Property, plant and equipment, net	190,034	196,071
Right-of-use assets	23,641	-
Goodwill	47,494	48,703
Intangible assets, net	5,005	6,304
Deferred tax assets	11,484	12,718
Investments in affiliates	3,146	4,080
Total non-current assets	280,804	267,876
Total assets	693,850	783,458

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	107,808	125,282
Accrued and other liabilities	46,385	46,411
Accrued employee expenses	41,852	42,114
Short-term debt	21,914	17,871
Loans from related parties	97,447	59,171
Total current liabilities	315,406	290,849
Non-current liabilities:
Long-term debt	6,304	3,945
Retirement benefit obligations	21,342	18,855
Lease liabilities	17,766	-
Deferred tax liabilities	9,810	9,264
Other non-current liabilities	1,328	3,066
Total non-current liabilities	56,550	35,130
Total liabilities	371,956	325,979

EQUITY
Net investment from the Parent	368,326	492,686
Accumulated other comprehensive loss	(59,155)	(49,335)
Total equity attributable to the Masterbatches Business	309,171	443,351
Non-controlling interests	12,723	14,128
Total equity	321,894	457,479
Total liabilities and equity	693,850	783,458
The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF INCOME
For the years ended December 31, 2019 and December 31, 2018

(in CHF, thousands)	December 31 2019	December 31 2018
Sales	1,120,368	1,182,893
Cost of goods sold	(814,542)	(872,385)
Gross profit	305,826	310,508
Selling, general and administrative costs	(227,951)	(219,781)
Research and development costs	(10,769)	(8,539)
Other expense	(1,567)	(342)
Operating income	65,539	81,846
Interest expense	(13,269)	(14,599)
Interest income	2,071	1,638
Income before income tax expense	54,341	68,885
Income tax expense	(18,103)	(17,767)
Net income	36,238	51,118
Less: Net income attributable to non-controlling interests	646	327
Net income attributable to the Masterbatches Business	35,592	50,791

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2019 and December 31, 2018

(in CHF, thousands)	December 31 2019	December 31 2018
Net income	36,238	51,118
Other comprehensive income (loss):
Defined benefit plan adjustment	(2,782)	1,461
Currency translation adjustment	(8,871)	(12,866)
Other comprehensive loss for the period, gross	(11,653)	(11,405)
Deferred tax effect	1,167	(270)
Other comprehensive loss for the period, net of tax	(10,486)	(11,675)
Comprehensive income for the period	25,752	39,444
Less: Comprehensive income (loss) attributable to non-controlling interests	(20)	355
Comprehensive income attributable to the Masterbatches Business	25,772	39,089

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the years ended December 31, 2019 and December 31, 2018

(in CHF, thousands)	Net investment from the Parent	Accumulated other comprehensive loss	Non-controlling interests	Total equity
Balance as of January 1, 2018	200,941	(37,632)	12,629	175,938
Net income	50,792	-	327	51,119
Net transfers with Parent	240,953	-	-	240,953
Changes in non-controlling interests	-	-	1,144	1,144
Other comprehensive income / (loss)	-	(11,703)	28	(11,675)
Balance as of December 31, 2018	492,686	(49,335)	14,128	457,479
Net income	35,592	-	646	36,238
Net transfers with Parent	(159,952)	-	-	(159,952)
Changes in non-controlling interests	-	-	(1,385)	(1,385)
Other comprehensive income / (loss)	-	(9,820)	(666)	(10,486)
Balance as of December 31, 2019	368,326	(59,155)	12,723	321,894

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2019 and December 31, 2018

(in CHF, thousands)	December 31 2019	December 31 2018
Operating activities:
Net income	36,238	51,119
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense (benefit)	3,532	(1,207)
Depreciation and amortization	24,179	27,614
Share-based compensation expense	293	265
Loss on disposal of long-lived assets	187	—
Changes in operating assets and liabilities:
Accounts receivable	5,989	21,264
Inventories	15,853	(5,742)
Accounts payable	(10,582)	10,364
Other current assets and liabilities	3,687	(8,074)
Accrued liabilities	(2,940)	5,115
Net cash provided by operating activities	76,436	100,718

Investing activities:
Investments in property, plant and equipment	(25,582)	(17,144)
Investments in intangible assets	(1,384)	(991)
Proceeds from sale of long-lived assets	1,919	—
Net cash used by investing activities	(25,047)	(18,135)

Financing activities:
Proceeds from short-term debt	21,984	7,827
Repayments of short-term debt	(19,378)	(27,879)
Proceeds from long-term debt	13,179	—
Repayments of long-term debt	(7,167)	—
Net proceeds / (repayments) of loans to related parties	35,822	(206,266)
Net (distributions) / contributions with non-controlling interests	(1,385)	1,144
Net (distributions) / contributions with Parent	(160,539)	239,615
Net cash (used by) / provided by financing activities	(117,484)	14,441

Effect of exchange rate changes	(1,717)	(3,189)
(Decrease) / increase in cash and cash equivalents	(67,812)	93,835
Cash and cash equivalents at the beginning of year	123,328	29,493
Cash and cash equivalents at the end of year	55,516	123,328

Supplemental cash information:
Interest paid	(11,875)	(15,024)
Income tax paid	(14,572)	(18,973)

Noncash investing and financing activity:
Investments in property plant and equipment in accounts payable	8,976	12,478

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in CHF, thousands)
NOTE 1 BASIS OF PRESENTATION
On July 25, 2019, Clariant Ltd (hereafter “Clariant” or “the Parent”) announced its intent to divest the Masterbatches Business (“the Masterbatches Business”, “the Masterbatches Business of Clariant Ltd” or “the Company”). On December 19, 2019, the Parent entered into a Share Purchase Agreement (“SPA”) with PolyOne Corporation (the “Buyer”) providing for the sale of the Masterbatches Business for approximately USD 1,560 million.
The Masterbatches Business is a part of the global business of Clariant and specializes in color and additive concentrates and performance solutions for plastics whose product offerings enhance the market appeal or the end-use performance of plastic products, packaging and fibers. The Company’s portfolio of products caters to various industries including healthcare, infrastructure, agriculture, consumers goods, printing and packaging, transportation, fibers and home and personal care.
The Company has historically operated as part of the Parent and not as a separate entity. The accompanying combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements of the Parent to prepare the combined balance sheets as of December 31, 2019 and December 31, 2018 and the related combined statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2019 and December 31, 2018.
The combined financial statements were prepared on a combined basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) by combining financial information from the Parent’s accounting records, including assets and liabilities attributed to the business activity of the Company, specifically identified revenues and expenses of the Company, and allocations of certain expenses described further below.
The intercompany transactions and balances within the Company have been eliminated. All transactions between the Company and the Parent, which were not historically settled in cash, are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions between the Company and the Parent are reflected in the combined statements of cash flows as a financing activity, and in the combined balance sheets and combined statements of changes in equity as net investment from the Parent. In addition, transactions between the Company and the Parent, which were historically settled for cash or are expected to be settled for cash, have been classified as related party in the combined financial statements. Refer to Note 16, Related Party Transactions and Net Investment from the Parent for further details.
The combined financial statements include all assets, liabilities, revenues, and expenses that management has determined are specifically or primarily related to the activities of the Company, as well as direct and indirect costs incurred within Clariant that are attributable to the operations of the Masterbatches Business. Central support costs include corporate and shared service functions that are provided on a centralized basis by Clariant, including but not limited to employee benefits, finance, human resources, risk management, information technology, facilities, and legal. These expenses have been allocated to the Company on the basis of direct usage when identifiable, or when specific identification is not practicable, a proportional allocation method based primarily on combined sales, headcount, or other measures, depending on the nature of services received. Such allocations are based on the requirements of preparing combined financial statements and in that same context management determined that such allocations are determined on a reasonable basis. However, such cost allocations may not be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis during the periods presented.
Cash generated from the Company’s operations is managed centrally by the Parent, with cash pooling agreements in place for each participating entity. Related party loan arrangements recorded in the combined balance sheets represent cash pooling arrangements between the Masterbatches Business and the Parent. Cash included in the combined balance sheets represents cash legally owned by the Company as of December 31, 2019 and December 31, 2018.

The Masterbatches Business of Clariant Ltd
Third-party debt obligations of the Parent and the corresponding interest costs related to those debt obligations, specifically those that relate to straight bonds and certificates of indebtedness, have not been attributed to the Company, as the Company was not the legal obligor of such debt obligations. The third-party debt obligations included in the combined financial statements are those for which the legal obligor is a legal entity within the Company. None of the Company’s assets were pledged as collateral under the Parent’s debt obligations as of December 31, 2019 or December 31, 2018.
As the separate legal entities that comprise the Company were not historically held by a single legal entity, equity shown in the combined financial statements relates to the equity attributable to the Masterbatches Business. Net investment from the Parent represents the cumulative investment by the Parent in the Company through the dates presented, inclusive of operating results. Transactions with the Parent are reflected in the accompanying combined statements of changes in equity as net amount of contributions from / distributions to Parent, and in the accompanying combined balance sheets within net investment from the Parent.
The Parent calculates foreign currency translation on its combined assets and liabilities, which include assets and liabilities of the Company. As a result, the Company has not historically recorded foreign currency translation on its own assets and liabilities. Therefore, the Company’s accumulated other comprehensive loss includes an allocation from the Parent’s foreign currency translation based on the net assets of the Company as of December 31, 2016. Foreign currency translation adjustment recorded during the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017 is based on currency movements specific to the Company’s financial statements.
Tangible assets are included in the combined balance sheets based on the assets expected to be divested with the Masterbatches Business. In the case of shared assets, which are used in part by the Company and in part by other businesses of the Parent, tangible assets are attributed based on the “major user” principle, in which the asset is only recognized in the combined balance sheets of the Masterbatches Business when the Company is considered to be the major user of the asset. The impact from joint use of the shared asset is reflected as an asset charge expense to the Masterbatches Business or income from related parties in the combined statements of income. Where a tangible shared asset is not expected to be divested, but was used in the operations of the Company, an asset charge expense is levied to the Masterbatches Business and is included within the combined statements of income. Alternatively, if a tangible shared asset is expected to be divested, but was also used by other businesses of the Parent, then the Masterbatches Business charges the Parent an asset charge-out recorded within the combined statements of income.
The same “major user” principle is applied to determine leased assets and associated commitments of the Company. During the fiscal year ended December 31, 2018, leased assets allocated to the Company are accounted for under the guidance in ASC 840, Leases. The Masterbatches Business adopted the New Leases Standard as of January 1, 2019 using the transition option established by ASU 2018-11, Leases (Topic 842), Targeted Improvements (ASU 2018-11). When shared with other businesses of the Parent, income from related parties is recognized in the combined statements of income to reflect such shared usage. Leased assets that are shared but are not expected to be divested are reflected only as an asset charge expense to the Masterbatches Business.
The tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate tax payers in the respective jurisdictions.

The Masterbatches Business of Clariant Ltd
NOTE 2 SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
Preparation of carve-out financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of the combined financial statements, including but not limited to: allocations of costs and expenses from the Parent; pension and post-retirement obligations; impairment testing for goodwill, inventory reserves, intangible assets; deferred tax assets; uncertain income tax positions; and contingencies.
Although these estimates represent management’s best estimates based on available information, historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, actual results may differ from these estimates. As future events and their effects cannot be determined with certainty, the estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause a change in the estimates and assumptions.
Cash and Cash Equivalents
Cash and cash equivalents comprise cash on hand, deposits, as well as short-term investment instruments with an initial lifetime of 90 days or less. They are valued at their nominal value, which is close to their fair market value. Cash and cash equivalents in the combined balance sheets represent cash legally owned by the Company and, as such, do not include balances from cash pooling arrangements managed centrally by the Parent.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are amounts due from customers for goods sold in the ordinary course of business. They are generally due within 40 days and, therefore, are classified as current. Accounts receivable are stated at the amount to which the Company is unconditionally entitled, net of allowance for doubtful accounts representing estimated losses resulting from inability or unwillingness of customers to make required payments. This estimated allowance is based on management’s evaluation of specific balances as the balances become past due, the financial condition of its customers and the Company’s historical experience with write-offs. A reserve is recorded against accounts receivables when amounts are estimated to be uncollectible. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was CHF 1,749 thousand and CHF 2,025 thousand as of December 31, 2019 and 2018, respectively. Further, within the combined statements of income the Company recognized bad debt benefit of CHF 483 thousand and a bad debt expense of CHF 1,248 thousand for the years ended December 31, 2019 and 2018, respectively.
Inventories
Inventories are stated at the lower of cost and net realizable value. Purchased goods are valued at acquisition costs, while self-manufactured products are valued at manufacturing costs including related production overhead costs. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventory held at the balance sheet date is primarily valued at standard costs, which approximates actual costs on a weighted average basis. Adjustments are recorded to inventories with a carrying amount in excess of net realizable value. Unsaleable inventories are fully written off. Write-downs reduce the cost basis of inventories permanently.
Property, Plant and Equipment
Property, plant and equipment are carried at historical acquisition cost, net of accumulated depreciation and any impairment losses, as applicable. Land is not depreciated. Depreciation is recorded on a straight-line basis to the combined statements of income, using the assets’ estimated useful lives which fall within the following ranges:

The Masterbatches Business of Clariant Ltd

Asset type	Useful life
Buildings	15 to 40 years
Machinery and technical equipment	10 to 16 years
Furniture and other equipment	3 to 10 years
Vehicles	5 to 10 years

Major additions and improvements are capitalized, while minor repair and maintenance costs are expensed as incurred.
In the case of sale, retirement or disposal, the net book value of the asset is removed from the Company’s books. Gains and losses on disposals are determined by comparing the proceeds with the net book value and are included as a component of income from operations in the accompanying combined statements of income.
Goodwill and Other Intangible Assets
Goodwill is the excess of the purchase price paid in a business combination over the fair value of the net assets of the acquired business. Goodwill is carried at cost and is tested for impairment, quantitatively or qualitatively, on an annual basis during the fourth quarter of the fiscal year, or more frequently, if impairment indicators are present. Impairment testing is performed at the Company’s reporting unit level, which includes the five reporting units aligned with the geographic regions in which the Company operates.
This impairment test determines whether the fair value of each reporting unit to which goodwill is allocated is lower than its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; any recognized loss cannot exceed the total amount of goodwill allocated to that reporting unit. In determining the fair value of a reporting unit, management uses significant judgments and estimates to forecast the future discounted cash flows associated with the reporting unit, including the expected growth of sales, the discount rates, and the development of raw material prices. Prior to performing the quantitative goodwill impairment test, the Company may first perform an assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The quantitative goodwill impairment test is required only if the totality of events and circumstances indicates it is more likely than not that the fair value is less than carrying value.
Trademarks and licenses are capitalized at historical costs and amortized on a straight-line basis to the combined statements of income over their estimated useful lives, with a maximum of ten years.
Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. They are amortized on a straight-line basis to the combined statements of income over their estimated useful lives (three to five years).
Internal and external costs directly associated with the production of identifiable and unique software and other intangible products for internal use, incurred during the application development stage are capitalized. All other costs are expensed as incurred. The activities during the application development stage include (1) design of chosen path, including software configuration and software interfaces, (2) coding, (3) installation to hardware and (4) testing, including the parallel processing phase. Costs associated with developing and maintaining common software programs are recognized as an expense when incurred. Capitalized software is amortized on a straight-line basis over the remaining economic useful life.
Impairment of Long-lived Assets
A long-lived asset (asset group) shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In determining the recoverability of long-lived assets held and used, the Company initially assesses whether the carrying value of the asset (or group of assets) exceeds the estimated undiscounted future cash flows associated with the asset (or group of assets). If exceeded, the Company then evaluates whether an impairment charge is required by determining if the carrying value of the asset (or group of assets) exceeds its fair value. Additionally, the asset useful lives and depreciation methods are reviewed each period.

The Masterbatches Business of Clariant Ltd
Pension and Other Post-Retirement Plans
The Parent sponsors certain defined benefit pension plans, primarily in the United States of America, Canada, Belgium, Italy, Taiwan, Saudi Arabia, France and Pakistan, among others, for which sponsorship is expected to transfer as part of the Transaction (collectively, the “Direct Plans”). Defined benefit accounting is applied for the Direct Plans resulting in the recognition of a pension asset or liability to recognize the funded status within the combined financial statements. In addition to the Direct Plans, certain of the Company’s employees, primarily in Switzerland and Germany, participate in defined benefit pension plans, for which sponsorship does not transfer (collectively, the “Shared Plans”). Such Shared Plans are accounted for as multiemployer plans based on the multiemployer pension accounting guidance in ASC 715, Compensation—Retirement Benefits, and accordingly the Company does not record an asset or liability to recognize the funded status of the Shared Plans. The related pension and other postemployment expenses of the Shared Plans are charged to the Company based primarily on the service cost of active participants. Refer to Note 12 Employee Benefit Plans for additional information.
Debt Instruments
Bank loans are recognized at historical cost, net of debt issuance costs incurred. They are subsequently reported at amortized cost; any difference between the proceeds (net of debt issuance costs) and the redemption value is recognized through earnings within the interest expense line item on the combined statements of income over the period of the borrowings using the effective interest rate method. Financial instruments with maturities exceeding 12 months are classified as long-term.
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, accounts receivable, accounts payable, short-term debt, and long-term debt approximate their fair values. See Note 14, Fair Value Measurements, to the combined financial statements for fair value of financial instruments.
Foreign Currency
The combined financial statements are presented in Swiss francs (“CHF”), which is the reporting currency of the Company. Foreign currency transactions are remeasured into the functional currency using the exchange rates prevailing at the dates of the transactions for each of the combined companies of the Masterbatches Business. Foreign exchange gains and losses resulting from the remeasurement at the reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in the combined statements of income. The aggregate transaction (losses) / gains for the years ended December 31, 2019 and 2018 were CHF (844) thousand and CHF 1,060 thousand, respectively.
For the purposes of the combined financial statements, the results and financial position of the combined companies whose functional currency is different from the Swiss franc are translated into the reporting currency. Revenues and expenses of international entities are translated at average currency exchange rates during the period. Assets and liabilities of international entities are translated using the exchange rate at the end of the period. The resulting translation adjustments are accumulated as a component of other comprehensive income or loss.
Recognition of Revenue from Contracts with Customers
Revenue from contracts with customers is measured based on the consideration the Company expects to receive in exchange for satisfying a performance obligation by transferring control of goods to the customer. Arrangements with customers are considered contracts if all the following criteria are met: (a) parties have approved the contract and are committed to perform their respective obligations; (b) each party’s rights regarding the goods or services to be transferred can be identified; (c) payment terms for the goods or services to be transferred can be identified; (d) the contract has commercial substance and (e) collectability of substantially all of the consideration is probable. The Company recognizes revenue from contracts with customers when products are sold and when it satisfies a performance obligation by transferring control over a product to the customer, which normally takes place at a point in time, upon delivery. Transaction price is allocated to each performance obligation when such performance obligation(s) are identified within each customer contract. Revenue is reported net of sales taxes, returns, discounts and rebates. Rebates to customers are provided for in the same period that the related sales are recorded, based on the contract terms. The payment terms are typically 40 days.

The Masterbatches Business of Clariant Ltd
For some of its sales transactions, depending on the incoterms, the Masterbatches Business may retain control until the goods are delivered to the customer. Accordingly, revenue associated with these transactions is typically not recognized until such point in time, with the deferred revenue balance considered a contract liability under Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), and presented as part of other liabilities. Deferred revenue is released and revenues associated with such transactions are recognized upon delivery and transfer of control over a product to the customer. Cash rebates and discounts granted to customers are classified as a reduction of revenue. Shipping and handling activities performed after control of goods has transferred to a customer are not treated as a separate performance obligation.
The Company adopted ASC 606, effective January 1, 2018, using the modified retrospective method. Refer to the section Accounting Standards Adopted below for a description of the impact of adoption of ASC 606.
Research and Development Costs
Research and development costs are charged to expense as incurred.
Share-Based Compensation Expense
Certain employees of the Company participate in the Parent’s share-based compensation plans. Share-based compensation expense related to these plans is recognized based on a specific identification of cost related to the Company’s employees. The Company also records the allocated share-based compensation expense relating to employees of central support functions provided by the Parent; these expenses are included in the other income / (expense) account in the combined statements of income.
Share-based compensation expense is initially measured at fair value of the awards on the grant date and is recognized in the accompanying combined statements of income using an accelerated method, over the requisite service period. Share-based compensation expense is based on awards expected to ultimately vest and, therefore, has been reduced for estimated forfeitures.
The share-based compensation expense included in the combined financial statements has been derived from the share-based compensation awards granted by the Parent to employees who are specifically identified in the plans as well as an allocation of corporate employees of the Parent. The share-based compensation is treated as a capital contribution from the Parent in the combined financial statements and are assumed to be settled by the Parent. Total share-based compensation expense for the share-based compensation plans was CHF 293 thousand and CHF 265 thousand for the years ended December 31, 2019 and 2018, respectively and are reflected as an expense in selling, general and administrative costs in the combined statements of income.
Income Taxes
The Company’s operating results are included in the income tax returns of the Parent. The company accounts for income taxes under the separate return method. Under this approach, the Company determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event the Company determines it is more likely than not that the deferred tax asset will not be realized in the future, the valuation allowance adjustment to the deferred tax assets will be charged to earnings in the period in which such determination is made. In determining the provision for income taxes for financial statement purposes, the Company makes certain estimates and judgments which affect its evaluation of the carrying value of its deferred tax assets, as well as its calculation of certain tax liabilities. See Note 13, Income Taxes, for additional detail.

The Masterbatches Business of Clariant Ltd
Accounting Standards Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). These ASUs (collectively, the “New Revenue Standard”) introduce a five-step model for recognition of revenue from contracts with customers that focuses on transfer of control. The Company adopted the New Revenue Standard using the modified retrospective method for all contracts with customers as of January 1, 2018. The Masterbatches Business applied the practical expedient for contracts modified prior to the beginning of the earliest reporting period presented under the new standard (i.e., January 1, 2018), which allows the Company to reflect the aggregate effect of all modifications that occur before January 1, 2018 when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price to the satisfied and unsatisfied performance obligations for the modified contract at transition. The adoption did not have a material impact on the Company’s combined financial statements and as a result, the Masterbatches Business did not recognize a cumulative effect adjustment included in the net investment from the Parent.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted the standard as of January 1, 2018 and the adoption did not have a material impact on the Company's financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“the New Leases Standard”). The New Leases Standard was issued to increase transparency and comparability among entities by recognizing right-of-use assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. The New Leases Standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Masterbatches Business adopted the New Leases Standard as of January 1, 2019 using the transition option established by ASU 2018-11, Leases (Topic 842), Targeted Improvements (ASU 2018-11), which permits companies to adopt the New Leases Standard as of the beginning of the period of adoption without recasting financial information for prior periods presented.
The applied practical expedients at the adoption of the standard are as follows:
1. Practical expedient under ASC 842-10-65-1 (gg) to not reassess whether expired or existing land easements are or contain leases.
2. The package of transition practical expedients under ASC 842-10-65-1 (f) (elected as a package and applied consistently to all leases) not to reassess leases that commenced before the effective date consisting in:
a) No need to reassess whether any expired or existing contracts are or contain leases.
b) No need to reassess the lease classification for any expired or existing leases.
c) No need to reassess initial direct costs for any existing leases.
The company does not make use of the following practical expedients:
1. Practical expedient under ASC 842-10-65-1 (g) to use hindsight to determine the likelihood of whether a lease will be extended, terminated or whether a purchase option will be exercised.
2. Practical expedient to not separate lease and non-lease components. Therefore, the company separates non-lease components for all classes of underlying assets.
The impact upon adoption on January 1, 2019 was the recognition of CHF 21.5 million of right-of-use assets and lease obligations in the combined balance sheet. There was no cumulative effect adjustment as a result of the adoption of this standard. The impact of this ASU is non-cash in nature and did not materially affect the Company’s cash flows.

The Masterbatches Business of Clariant Ltd
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock compensation (Topic 718) (“ASU 2017-09”). The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. This ASU is effective for periods beginning after December 15, 2017. The Group adopted this update as of January 1, 2018. The adoption had no impact on the Company's financial statements.
In February 2018 the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, that gives entities the option to reclassify to retained earnings tax effects related to items that have been stranded in accumulated other comprehensive income as a result of the Tax Cuts and Jobs Act (the Act). An entity that elects to reclassify these amounts must reclassify stranded tax effects related to the Act’s change in US federal tax rate for all items accounted for in other comprehensive income.
For all entities, the guidance is effective for fiscal years beginning after 15 December 2018, and interim periods within those fiscal years. The Company adopted this update as of January 1, 2019. The adoption had no impact on the Company's combined financial statements.
Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial instruments. Current guidance requires the recognition of credit losses based on an incurred loss impairment methodology that reflects losses once the losses are probable. Under ASU 2016-13, the Company will be required to use a current expected credit loss model (“CECL”) that will result in immediate recognition of an estimate of credit losses that are expected to occur over the life of the financial instruments that are in the scope of this update, including accounts receivable. The CECL model uses a broader range of reasonable and supportable information in the development of credit loss estimates. This guidance becomes effective for the Company on January 1, 2023, including the interim periods in that year. The Company is currently evaluating the impact that the adoption of this ASU will have on the combined financial statements and related disclosures.

NOTE 3 SALES
The Masterbatches Business is a manufacturer and seller of industrial goods and generally meets the criteria to recognize revenues as products are shipped to customers. Set out below is the disaggregation of the sales from contracts with customers of the Company, for the years ended:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Europe, Middle East and Africa	520,242	564,733
North America	251,970	270,099
Asia Pacific	161,343	159,570
Greater China	104,398	110,726
Latin America	82,415	77,765
Total sales	1,120,368	1,182,893

As of December 31, 2019, the Company did not have a material amount of unsatisfied performance obligations outstanding with customers for contracts in excess of one year in duration. As of December 31, 2019 and 2018 deferred revenues amounted to CHF 2,039 thousand and CHF 6,500 thousand, respectively.
Revenue recognized in the year ended December 31, 2019 and 2018 that was part of the deferred revenues balance as of January 1, 2019 and 2018 was CHF 6,500 thousand and CHF 5,864 thousand respectively.
Outstanding obligations for returns, refunds, and warranties as of December 31, 2019 were not material.

The Masterbatches Business of Clariant Ltd
NOTE 4 INVENTORIES
Components of inventories, consisted of the following, as of:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Raw materials and work in process	42,940	48,734
Finished products	35,252	48,623
Consumables	5,755	5,354
Total inventories	83,947	102,711

The Company evaluates its product inventory to identify inventory with net realizable value below its carrying amount, including obsolete or slow-moving items as well as inventory that is not of saleable quality. Inventories are adjusted for estimated obsolescence and written down to net realizable value. The Company did not record material amounts of inventory write-downs for the year ended December 31, 2019 and 2018, respectively.

NOTE 5 OTHER CURRENT ASSETS
Other current assets consisted of the following, as of:

(in CHF, thousands)	December 31, 2019	December 31, 2018
VAT and other taxes receivable	11,181	13,351
Prepayments and deferred charges	7,304	9,155
Other receivables	6,165	9,279
Income tax receivables	725	554
Total other current assets	25,375	32,339

NOTE 6 PROPERTY, PLANT AND EQUIPMENT, NET
Components of property, plant and equipment consisted of the following, as of:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Machinery and technical equipment	354,700	357,927
Buildings	189,358	187,472
Furniture and other equipment	41,114	41,490
Construction in progress	11,256	15,860
Land	8,928	10,562
Vehicles	5,172	5,895
Total property, plant and equipment, gross	610,528	619,206
Less accumulated depreciation	(420,494)	(423,135)
Total property, plant and equipment, net	190,034	196,071

Depreciation expense was CHF 21,582 thousand and CHF 23,153 thousand in the years ended December 31, 2019 and 2018, respectively.

NOTE 7 LEASING
A lease is a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. The Company determines if an arrangement is a lease at inception. Right-of-use assets and lease liabilities are included in the Company’s combined balance sheet.

The Masterbatches Business of Clariant Ltd
Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.
The Company leases machinery, equipment, land, buildings and cars which have remaining lease terms between less than one year and 37 years. Certain lease contracts contain options to extend the leases, which the Company has included in the lease term when it is reasonably certain for the Company to exercise that option. In addition, the Company made an accounting policy election for all the asset classes to not capitalize short-term leases and recognize them in the combined statement of income on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.
Discount rates
To determine the present value of lease payments, the rate implicit in the lease is used, whenever such rate is readily determinable. When the implicit rate is not determinable, the Company uses its incremental borrowing rate, derived from information available at the lease commencement date. The Company gives consideration to publicly available data for instruments with similar characteristics when calculating its incremental borrowing rates, which are representative of rates for borrowings on a collateralized basis.
The below information is presented for the operating leases only under ASC 842. The Company does not have material finance leases.
Operating leases consisted of the following as of December 31, 2019:

(in CHF, thousands)	December 31, 2019
Right-of-use assets:
Right-of-use assets	23,641
Total operating lease assets	23,641

Lease liabilities:
Accrued and other liabilities	4,807
Lease liabilities	17,766
Total operating lease liabilities	22,573
Maturities of operating lease liabilities are as follows as of December 31, 2019:

(in CHF thousands)	December 31, 2019
2020	6,239
2021	5,392
2022	4,174
2023	3,145
2024	2,125
Thereafter	8,238
Total future undiscounted cash flows	29,313
Less imputed interest	6,740
Total operating lease liabilities	22,573

As of December 31, 2018, future minimum lease payments for operating leases with initial or remaining non-cancelable lease terms in excess of one year under prior lease accounting rules (ASC 840) were (in CHF thousands):

The Masterbatches Business of Clariant Ltd

(in CHF thousands)	December 31, 2018
2019	5,134
2020	4,695
2021	3,838
2022	2,913
2023	2,113
Thereafter	9,451
Total lease commitments under ASC 840	28,144

Operating lease expense, cash paid and lease liabilities arising from obtaining right-of-use assets are as follows for the twelve-month period ended:

December 31, 2019
Weighted average remaining lease term (in years)	7.3
Weighted average discount rate	7.0

Operating lease expense, cash paid and lease liabilities arising from obtaining right-of-use assets are as follows for the twelve-month period ended:

December 31, 2019
Operating lease expense	7,295
Operating lease cash paid	8,136
Lease liabilities arising from obtaining right-of-use assets	5,067

NOTE 8 GOODWILL AND INTANGIBLE ASSETS, NET
The amounts shown below reflect the change in goodwill during 2019 and 2018:

(in CHF, thousands)	2019	2018
Balance at the beginning of the year	48,703	49,561
Currency translation adjustment	(1,209)	(858)
Total goodwill at the end of the year	47,494	48,703

During the fourth quarter of 2019 and 2018, the Company performed its annual impairment test. No impairment was recorded in 2019 or 2018 as a result of the impairment tests.
Net intangible assets consisted of the following, as of:
December 31, 2019

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	12,310	(9,553)	2,757
Patents, technology and other	7,830	(6,425)	1,405
Trade names	14,649	(13,806)	843
Total intangible assets	34,789	(29,784)	5,005

The Masterbatches Business of Clariant Ltd
December 31, 2018

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	11,128	(7,585)	3,543
Patents, technology and other	8,047	(6,264)	1,783
Trade names	15,168	(14,190)	978
Total intangible assets	34,343	(28,039)	6,304

Amortization expense was CHF 2,597 thousand and CHF 4,461 thousand in the years ended December 31, 2019 and 2018, respectively.
Expected amortization of finite-lived intangible assets for the next five years and thereafter is as follows:

(in CHF, thousands)
2020	1,885
2021	678
2022	659
2023	398
2024	237
Thereafter	1,148
Total	5,005

NOTE 9 ACCRUED AND OTHER LIABILITIES
Accrued and other liabilities as of December 31, 2019 and 2018 consisted of the following:

(in CHF, thousands)	December 31, 2019	December 31, 2018
VAT and other taxes payable	9,293	11,773
Accrued expenses	8,935	4,830
Customer rebates	7,169	7,776
Lease liabilities	4,807	-
Accrued raw materials purchases	3,848	6,133
Income tax payable	2,956	563
Deferred revenue	2,039	6,500
Prepayments from customers	1,725	2,208
Other	5,613	6,628
Total	46,385	46,411

NOTE 10 ACCRUED EMPLOYEE EXPENSES
Accrued employee expenses as of December 31, 2019 and 2018 consisted of the following:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Wages, salaries and related accruals	20,825	20,363
Bonus accrual	12,596	15,225
Accrued taxes	2,651	3,002
Other employee expenses accruals	5,780	3,524
Total	41,852	42,114

The Masterbatches Business of Clariant Ltd
NOTE 11 DEBT ARRANGEMENTS
Long-term debt
The Company's long-term debt as of December 31, 2019 and 2018 mainly consists of interest-bearing notes. During 2019, new arrangements with maturity dates from 2021 - 2025 were signed. The proceeds from the new arrangements were used to settle the notes outstanding as of December 31, 2018. Given the issuers of the new arrangements and prior arrangements were different parties, this was accounted for as an issuance of long-term debt and an extinguishment of the existing long-term debt. The Company did not record material amounts of unamortized debt discount or debt issuance costs related to their long-term borrowings.
Total outstanding principal related to long-term debt arrangements consisted of the following, as of:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Notes due 2021 - 2025	6,767	-
Notes due 2019 - 2021	-	5,896
Less: maturities classified as current	463	1,951
Total long-term debt	6,304	3,945
Weighted average interest rate on outstanding borrowings at end of year	4.7%	8.0%

Aggregate maturities of the outstanding principal amount of long-term debt for the next five years and thereafter are as follows:

(in CHF, thousands)
2020	-
2021	643
2022	1,132
2023	1,492
2024	1,492
Thereafter	1,545
Total maturities	6,304

Short-term debt

(in CHF, thousands)	December 31, 2019	December 31, 2018
Current maturities of long-term debt	463	1,951
Short term debt	21,451	15,920
Loans from related parties	97,447	59,171
Total short-term debt	119,361	77,042
Weighted average interest rate on outstanding non-related party borrowings at end of year	11.4%	9.3%

NOTE 12 EMPLOYEE BENEFIT PLANS
Upon the divestiture of the Masterbatches Business by Clariant, the Parent transferred certain employee benefit plans in full to the Company and retained certain other plans. The defined benefit plans that were transferred in full (the “Direct Plans”) are accounted for in the combined financial statements as defined benefit plans in accordance with ASC 715, Compensation—Retirement Benefits to reflect the related assets and liabilities of these plans. The defined benefit plans that were not transferred in full (the “Shared Plans”), are accounted for using the multiemployer accounting approach with the related assets or liabilities not reflected in these combined financial statements.

The Masterbatches Business of Clariant Ltd
Defined Benefit Plans
The Company sponsors the Direct Plans, which are defined benefit pension plans for certain active employees, terminated employees and retirees of the Masterbatches Business. The defined benefit plans provide pension benefits based on years of service and employee compensation levels. The Company’s primary plans are located in the United States of America, Canada, Belgium, Taiwan, Italy, Saudi Arabia, Pakistan and France. The information included in this footnote relates to the material plans of the Company. The remaining plans are insignificant to the Company both individually and in the aggregate. The obligations for these plans are recorded over the requisite service period.
The amounts shown below reflect the change in the defined benefit obligations and plan assets during 2019 and 2018:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Benefit obligation at the beginning of the year	92,284	101,213
Service cost	2,142	2,688
Interest cost	2,941	3,184
Employee contributions	15	19
Actuarial (gains)/losses	10,165	(5,787)
Benefits paid	(4,659)	(7,158)
Foreign currency translation	(1,224)	(1,948)
Other	(520)	73
Parent (contributions) / distributions	(12,223)	-
Benefit obligation at the end of the year	88,921	92,284

(in CHF, thousands)	December 31, 2019	December 31, 2018
Change in plan assets:
Fair value of plan assets at the beginning of the year	76,390	77,535
Actual return on the plan assets	10,173	(2,045)
Employer contributions	1,990	8,624
Employee contributions	15	19
Benefits paid	(3,558)	(6,256)
Foreign currency translation	(689)	(1,428)
Other	-	(59)
Parent contributions / (distributions)	(13,811)	-
Fair value of plan assets at the end of the year	70,510	76,390
Funded status	(18,411)	(15,894)

Included in the rollforward above are certain contributions and distributions of plan liabilities and plan assets associated with the employee benefits expected to be assumed by the Buyer on the acquisition date. These amounts are reflected under the caption “Parent contributions / (distributions).”
Amounts recognized in accumulated other comprehensive income before tax effects were as follows:

The Masterbatches Business of Clariant Ltd

	Actuarial (gains)/losses	Total
Accumulated other comprehensive loss at December 31, 2017	376	376
Net amount generated/arising in current year	(1,005)	(1,005)
Amortization	-	-
Foreign currency translation adjustment	(67)	(67)
Accumulated other comprehensive loss at December 31, 2018	(696)	(696)
Net amount generated/arising in current year	2,544	2,544
Amortization	-	-
Foreign currency translation adjustment	(35)	(35)
Accumulated other comprehensive loss at December 31, 2019	1,813	1,813

The projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets for pension plans with accumulated benefit obligations are as follows:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Pension plans with ABO in excess of the fair value of plan assets:
PBO	20,566	41,384
ABO	14,904	32,899
Fair value of plan assets at the end of the year	5,810	25,734

Pension plans with fair value of plan assets in excess of ABO:
PBO	68,355	50,900
ABO	62,220	47,436
Fair value of plan assets at the end of the year	64,700	50,656

Total pension plans:
PBO	88,921	92,284
ABO	77,124	80,325
Fair value of plan assets at the end of the year	70,510	76,390

Benefit costs presented below were determined based on actuarial methods and included the following:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Service cost	2,142	2,688
Interest cost	2,941	3,184
Expected return on plan assets	(2,551)	(2,737)
Other	(521)	-
Net periodic benefit cost	2,011	3,135

Pension service costs are classified as employee compensation costs within cost of sales, selling, general and administrative costs and research and development costs within the combined statements of income. All other components of net periodic benefit cost are classified within the other income, net line item, for all periods presented. As a result, for all defined benefit plans, the Company included

The Masterbatches Business of Clariant Ltd
CHF 2,380 thousand and CHF 3,046 thousand of service cost in Cost of goods sold, selling and administrative costs and research and development costs for the periods ended December 31, 2019 and December 31, 2018, respectively, which are mapped to these cost accounts consistently with other employee compensation costs. The remainder of the net periodic benefit costs are included in Other income, net within the combined statements of income.
Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are recognized in other comprehensive income. Cumulative gains and losses in excess of 10% of the greater of the PBO or the market related value of plan assets for a particular plan are amortized over the average future service period of the employees in that plan. The Company does not expect to recognize cumulative gains and losses in excess of 10% of the PBO and therefore does not expect to amortize any actuarial losses from accumulated other comprehensive income into net periodic benefit cost in 2020.
The weighted average assumptions used to determine the actuarial value of the projected benefit obligation and the net expense for the pension plans were as follows:
Assumptions used to determine benefit obligations are as follows as at:

	December 31, 2019	December 31, 2018
Weighted-average discount rate	2.8%	3.8%
Weighted-average rate of increase in compensation levels	3.3%	3.3%

Assumptions used to determine net expense are as follows as at:

	December 31, 2019	December 31, 2018
Weighted-average discount rate	3.4%	4.2%
Weighted-average rate of increase in compensation levels	3.9%	3.9%
Weighted-average expected long-term rate of return on plan assets	2.7%	3.6%

The Company selects discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA-or higher by Standard and Poor’s in the relevant country where the plan is located. In developing the expected long-term rate of return on assets, the Company modelled the expected long-term rates of return for broad categories of investments held by the plan against a number of various potential economic scenarios.
The fair value of the Company’s pension plan assets, as of December 31, 2019, was split into the major asset categories, by level, as follows:

(in CHF, thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	482	482	-	-
Corporate debt securities	42,365	-	42,365	-
Investment funds	20,415	7,971	12,443	-
Insurance assets - contracts and reserves	3,924	-	3,924	-
Government securities	3,189	3,007	182	-
Other	135	-	135	-
Total	70,510	11,460	59,050	-

The Masterbatches Business of Clariant Ltd
The Company’s investment strategy for its pension plans is to optimize the long-term investment return on plan assets in relation to the liability structure to maintain an acceptable level of risk while minimizing the cost of providing pension benefits and maintaining adequate funding levels in accordance with applicable rules in each jurisdiction. The investment mix between equity securities and insurance assets securities is based upon achieving a desired return, balancing higher return, more volatile equity securities, and lower return, less volatile fixed income securities and is adjusted for the expected duration of the obligation and the funded status of the plan.  Investment allocations are made across a range of securities, maturities and credit quality. The Company's defined benefit plan investments are based on local laws and customs. Most plans invest in insurance assets and investment funds.
Pension Funding
The following future benefit payments, which reflect expected future level of service, are expected to be paid as of December 31, 2019:

(in CHF, millions)
2020	(4,623)
2021	(5,762)
2022	(5,138)
2023	(4,845)
2024	(5,317)
2025-2029	(26,127)

The Company anticipates making pension contributions of approximately CHF 2,556 thousand in 2020.
Defined Contribution Plans
The Parent sponsors defined contribution plans for certain hourly and salaried employees, which accrue benefits for employees on a pro-rata basis during their employment period based on their individual salaries. Expense related to the contributions for these plans recorded by the Company was approximately CHF 6,210 thousand and CHF 5,887 thousand for the years ended December 31, 2019 and 2018, respectively. These amounts are primarily comprised of contributions to defined benefit plans in Germany, Italy and the United States.
Multiemployer Pension Plans
The Company accounts for certain of its pension plans as multiemployer pension plans, that based on their nature qualify as multiemployer pension plans under US GAAP. When a plan is accounted for using the multiemployer accounting approach, the related assets and liabilities are not reflected in the combined financial statements. Benefits under these plans are based primarily on the years of service and employee’s compensation. The Company recorded expense in the combined statement of income of CHF 1,520 thousand and CHF 2,232 thousand for the years ended December 31, 2019 and 2018 respectively, related to the employees’ participation in Parent sponsored plans.
The Company had no other postretirement benefit obligations as of December 31, 2019 or 2018.

NOTE 13 INCOME TAXES
On September 28, 2018 the Swiss Parliament approved the Federal Act on Tax Reform and AHV Financing (TRAF). On May 19, 2019 a public referendum was held in Switzerland that approved the federal reform proposals. In the fiscal third quarter of 2019, the Swiss Federal Council enacted TRAF which became effective on January 1, 2020. TRAF withdraws – amongst others – the cantonal tax privileges for holding, domiciliary and mixed companies. Additionally, TRAF provides for parameters which enable the Swiss cantons to establish localized tax rates and regulations for companies. The new cantonal tax parameters include favorable tax benefits for patents and additional research and development tax deductions. The specific cantonal transitional provisions of TRAF are allowing companies to elect either 1) tax basis step-up in case of the withdrawal of an existing tax privilege or 2) alternative reduced statutory tax rate for a period not to exceed 5 years.

The Masterbatches Business of Clariant Ltd
On June 6, 2019 the Basel-Land Parliament approved the amended cantonal tax law. On November 24, 2019 a public referendum was held in Basel-Land that approved the cantonal reform proposals. On December 10, 2019, the cantonal government of Basel-Land enacted the new law as of January 1, 2020. The amended cantonal tax law includes a reduction of the ordinary tax rate to 16.5% as of January 1, 2020 and a further reduction to 13.5% as of January 1, 2025. Additionally, it introduces a patent box as well as additional research and development tax deductions and offers the transitional provisions mentioned above.
The deferred taxes and the respective valuation allowances to deferred taxes have increased by CHF 4’279 thousand due to the application of the new tax rates.
The Company is currently assessing and applying for approval for the elective transition provisions in the canton of Basel-Land which includes discussions with local tax authorities on the application of the new law. The Company has recorded a DTA and a corresponding full valuation allowance of CHF 6'000 thousand in connection with a tax basis step-up in Switzerland relating to the Swiss Tax Reform based on the best available information. However, the Company has not yet received a final tax ruling.
Income before income taxes is summarized below based on the geographic location of the operation to which such earnings are attributable.

(in CHF, thousands)	December 31, 2019	December 31, 2018
Domestic	(600)	12,548
Foreign	54,941	56,337
Income from operations, before income taxes	54,341	68,885

A summary of income tax expense is as follows:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Current income tax expense (benefit):
Domestic	(2)	(41)
Foreign	14,573	19,014
Total current income tax expense	14,571	18,973

Deferred income tax (benefit) expense:
Domestic	2	1
Foreign	3,530	(1,208)
Total deferred income tax (benefit) expense	3,532	(1,207)
Total income tax expense	18,103	17,767

A reconciliation of the applicable Swiss statutory tax rate to the consolidated effective income tax rate along with a description of significant or unusual reconciling items is included below.

(in CHF, thousands)	December 31, 2019	December 31, 2018
Swiss statutory income tax rate 12%	6,521	8,266

Total foreign tax rate differential	6,379	7,230

Non-deductible items	1,841	785
Tax exempt income	(792)	(811)
Utilization and changes in recognition of tax losses and tax credits	680	476
Unrecognized current year tax losses and tax credits	522	265
Adjustments relating to prior periods	3,273	1,234
Other items	(320)	322

Effective tax rate	33%	26%

The Masterbatches Business of Clariant Ltd
The effective tax rates for all periods differ from the applicable Swiss statutory tax rate as a result of differences in foreign tax rates, permanent items and certain unusual items. Permanent items primarily consist of income or expense not taxable or deductible as well as unrecognized current year tax losses. Significant or unusual items impacting the effective income tax rate are described below.
2019 Significant items
The additional expense from non-deductible items relate to Singapore and Colombia and the additional expense from adjustments relating to prior periods mainly relates to Mexico.
2018 Significant items
The additional expense from prior period relates to prior year adjustments in various jurisdictions.

Components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018 were as follows:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Deferred tax assets:
PPE and intangible assets	39,989	20,589
Retirement benefit obligations	3,021	2,084
Tax losses and tax credits	5,230	6,713
Other accruals and provisions	9,856	8,189

Gross deferred tax assets	58,096	37,575
Valuation allowances	33,241	17,358
Deferred tax assets, net of valuation allowances	24,855	20,217

Deferred tax liabilities:
PPE and intangible assets	(14,486)	(12,272)
Retirement benefit obligations	(36)	(36)
Other accruals and provisions	(8,659)	(4,455)
Deferred tax liabilities	(23,181)	(16,763)

Net deferred tax assets	1,674	3,454

Included in:
Deferred tax assets	11,484	12,718
Deferred tax liabilities	(9,810)	(9,264)

As of December 31, 2019, a foreign subsidiary has gross net operating loss carryforwards totaling CHF 5,654 thousand that have indefinite carryforward periods. The Company has not provided valuation allowances against these losses as it believes that the subsidiary will generate sufficient taxable profits to use these losses.
On the other hand, another foreign subsidiary has gross net operating loss carryforwards totaling CHF 10'394 thousand for which the Company has provided a full valuation allowance as it believes that the subsidiary will not generate sufficient taxable profits to use these losses.
Total tax valuation allowances on all deferred tax assets increased by CHF 15,883 thousand from the prior year. The increase is predominantly driven by higher deferred tax assets and valuation allowances in Switzerland.

The Masterbatches Business of Clariant Ltd
The Company decided to repatriate certain current and prior year foreign earnings. A provision has been made for non-recoverable withholding taxes on the undistributed earnings of certain consolidated non-Swiss subsidiaries, primarily outside of Europe, of approximately CHF 563 thousand as of December 31, 2019.
The Company records provisions for uncertain tax positions in accordance with ASC 740, Income Taxes. A reconciliation of unrecognized tax benefits is as follows:

(in CHF, thousands)	2019	2018
Balance as of the beginning of the year	721	156
Increases as a result of positions taken during current year	207	-
Increases as a result of positions taken for prior years	2,424	565
Balance as of the end of the year	3,352	721

The majority of the uncertain tax positions relate to Mexico.
The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2019, and 2018, the Company had CHF 300 thousand and CHF 178 thousand accrued for interest and penalties, respectively.
Although the timing and outcome of tax settlements are uncertain, it is reasonably possible that during the next twelve months a reduction in unrecognized tax benefits may occur up to CHF 500 thousand based on the outcome of tax examinations and settlements.
The following table summarizes key jurisdictions and tax years that remain subject to examination:

China	2016 - 2019
Germany	2009 - 2019
Italy	2015 - 2019
Switzerland	2018 - 2019
USA	2016 - 2019

If all unrecognized tax benefits were recognized, the net impact on the provision for income tax expense would be a benefit of CHF 3,352 thousand.

NOTE 14 FAIR VALUE MEASUREMENTS
ASC 820, Fair Value Measurement, (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3 - Unobservable inputs that are supported by little or no market activity. Level 3 assets or liabilities are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as assets or liabilities for which the determination of fair value requires significant judgment or estimation. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Observable market data is used in determining fair value, when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value

The Masterbatches Business of Clariant Ltd
measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
In addition to items measured at fair value on a recurring basis, assets may be measured at fair value on a nonrecurring basis. These assets include long-lived assets and intangible assets which may be written down to fair value as a result of impairment.
The Company has determined the fair value measurements related to each of these rely primarily on Company-specific inputs and the Company's assumptions about the use of the assets, as observable inputs may not be available (Level 3). To determine the fair value of long-lived asset groups, the Company utilizes discounted cash flows expected to be generated by the long-lived asset group.
The Company evaluates the carrying value of its goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year. These fair value measurements require the Company to make significant assumptions and estimates about the extent and timing of future cash flows, discount rates, and growth rates, which are subject to a high degree of uncertainty. The Company believes the assumptions and estimates used to determine the estimated fair value are reasonable, but different assumptions could materially affect the estimated fair value.
During the years ended December 31, 2019 and 2018, the Company did not record a goodwill impairment charge for any of its reporting units
Financial Instruments Not Carried at Fair Value
The Company recorded CHF 6,304 thousand and CHF 3,945 thousand of long-term debt as of December 31, 2019 and 2018, respectively, whose amortized costs approximates fair value (Level 2), which consists of interest-bearing notes due 2021 - 2025. See 11, Debt Arrangements for additional information.
Assets and Liabilities Not Carried at Fair Value
The carrying value of cash and cash equivalents, short receivables, accounts payable, and short-term debt approximates fair value due to their short-term nature.

NOTE 15 COMMITMENTS AND CONTINGENCIES
Purchase commitments. In the regular course of business, the Masterbatches Business enters into relationships with vendors and suppliers whereby the Company commits itself to capital acquisition of property, plant and equipment and intangible assets in order to benefit from better pricing conditions. The major part of the capital commitments will be paid within the one year after the respective balance sheet date. These commitments are not in excess of current market prices and reflect normal business operations.
Contingencies. The Masterbatches Business operates in countries where political, economic, social, legal, and regulatory developments can have an impact on the operational activities. The effects of such risks on the Company’s results, which arise during the normal course of business, are not foreseeable and are, therefore, not included in the accompanying financial statements.
In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, intellectual property, commercial, environmental, and health and safety matters. Although the outcome of any legal proceedings cannot be predicted with certainty, the Company is not aware of such matters pending which would likely have any material adverse effect in relation to its business, financial position, or results of operations.
In determining loss contingencies, the Company considers the likelihood of impairing an asset or the incurrence of a liability at the date of the combined financial statements as well as the ability to reasonably estimate the amount of such loss. The Company records a provision for a loss contingency when information available before the combined financial statements are issued or are available to be issued indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the combined financial statements and when the amount of loss can be reasonably estimated. The Company regularly re-evaluates claims to determine whether provisions need to be readjusted based on the most current information available to the Company.

The Masterbatches Business of Clariant Ltd

NOTE 16 RELATED PARTY TRANSACTIONS AND NET INVESTMENT FROM THE PARENT
The Masterbatches Business has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has funded certain expenses or provided services on behalf of the Company. These services included support functions provided by the Parent on behalf of the Company. As such the Parent allocated certain costs to the Company that are reflected within these combined financial statements. Such allocations are based on the requirements of preparing combined financial statements and in that same context management determined that such allocations are determined on a reasonable basis. However, such cost allocations may not be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis during the periods presented. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses the business will incur in the future. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including the Company’s capital structure, information technology and infrastructure.
As described in Note 1, Basis of Presentation, the Masterbatches Business participates in a global cash pooling arrangement operated by the Parent and certain of its subsidiaries, whereby cash generated by the Company is managed by the Parent. This arrangement manages the working capital needs of the Masterbatches Business. The majority of the Company’s cash is transferred to the Parent, and the Parent funds the Company’s operating and investing activities as necessary. The cumulative net transfers related to these transactions are recorded in net parent investment in the combined financial statements.
Related Party Transactions
In the ordinary course of business, the Masterbatches Business enters into transactions with related parties, which are subsidiaries and other businesses of the Parent, for the sale or purchase of goods, as well as other arrangements.

(in CHF, thousands)	December 31, 2019	December 31, 2018
Revenue from sale of goods	1,811	1,501
Purchase of goods	36,176	36,679
Interest expense paid to related parties	7,963	10,572
Interest income from related parties	1,710	1,350
Income from shared assets used jointly with the Parent	1,664	1,404
Expenses from shared assets used jointly with the Parent	3,847	3,501
Transfers of fixed assets	2,920	-
Goods sold includes revenues from sales of inventories from the Masterbatches Business to other strategic business units of the Parent.
Goods and services purchased mainly consist of purchases of inventories to the Masterbatches Business from other strategic business units of the Parent as well as indirect production and other related costs allocated to the Company.
Related Party Balances
Related party balances as of December 31, 2019 and 2018 consisted of the following:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Accounts receivable, net	430	330
Accounts payable	5,858	5,621
Loans to related parties	82,943	80,600
Loans from related parties	97,477	59,171

The Masterbatches Business of Clariant Ltd
Allocations of Costs for The Parent’s Services
The Masterbatches Business has certain services and functions provided to it by the Parent. These services and functions included, but were not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology (“IT”) services and support, cash management, payroll processing, pension and benefit administration, other shared services and research and developments costs. These costs were allocated using methodologies that management believes were reasonable for the item being allocated. Allocation methodologies included direct usage when identifiable, as well as the Company’s relative share of revenues as a percentage of the total.
The total costs, net of income, for services and functions allocated to the Masterbatches Business from the Parent were as follows, for the years ended:

(in CHF, thousands)	December 31, 2019	December 31, 2018
Research and development costs	1,583	1,401
Selling, general and administrative costs	84,836	78,000
Total costs, net of income, allocated from the Parent	86,419	79,401

Net Investment from the Parent
Net investment from the Parent on the combined balance sheets and combined statements of changes in equity represents the Parent’s historical investment in the Masterbatches Business, the net effect of transactions with, and allocations from, the Parent, as well as the Company’s accumulated earnings and other comprehensive income. Net transfers to the Parent are included within net parent investment.

NOTE 17 ACCUMULATED OTHER COMPREHENSIVE LOSS
The amounts recognized in accumulated other comprehensive loss were as follows:

(in CHF, thousands)	Cumulative Translation Adjustment	Pension and Other Postretirement Benefits	Accumulated Other Comprehensive Loss
Balance at December 31, 2017	(36,543)	(1,089)	(37,632)
Reclassification to earnings	-	-	-
Gain (loss) arising during the period	(12,835)	1,390	(11,445)
Effect of deferred taxes	-	(258)	(258)
Balance at December 31, 2018	(49,378)	43	(49,335)
Reclassification to earnings	-	-	-
Gain (loss) arising during the period	(8,178)	(2,787)	(10,965)
Effect of deferred taxes	-	1,145	1,145
Balance at December 31, 2019	(57,556)	(1,599)	(59,155)

NOTE 18 SUBSEQUENT EVENTS
The combined financial statements of the Company are derived from the financial statements of the Parent, which issued its consolidated financial statements for the year ended December 31, 2019 on February 11, 2020. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 11, 2020. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these financial statements, March 19, 2020, for purposes of disclosure of unrecognized subsequent events.
In January 2020, the outbreak of the virus COVID-19, also known as the coronavirus, resulted in some interruption and adverse impact to the Masterbatches Business globally. The impact of the virus may continue during 2020. Management is evaluating the impact and developing actions plan to minimize the effect.